Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2023 Financial Results

EXTON, Pa. – August 9, 2023 –Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal year 2023, which ended June 30, 2023.

For the third quarter of fiscal 2023, net sales increased 14.8% to $8.0 million compared to $6.9 million in the third quarter a year ago. Gross profit in the third quarter of 2023 was $4.7 million, or 59.5% of sales, compared to $4.1 million, or 58.5% of sales in the third quarter of 2022. The Company reported net income of $1.4 million, or $0.08 per share in the third quarter, which was flat to prior year third quarter. The net income reflects an increase in sales at a relatively consistent gross profit, with increases in general and administrative and research and development expenses reflecting the Company’s strategy to invest in and strengthen the organization to support future growth. The Company completed an exclusive license and asset acquisition of several Honeywell product lines on June 30, 2023. The Company did not recognize any revenues and net income related to the product lines in the third quarter of 2023.

Shahram Askarpour, Chief Executive Officer of IS&S, said, “In the third quarter we successfully executed on both our short- and long-term strategies while delivering attractive returns for our shareholders. Most significantly, we licensed several product lines from Honeywell Aerospace, enhancing our current offering with product lines that can be found on literally thousands of aircraft in our target air transport and business aviation markets, with potential to expand that market to the military platform. We expect this license and asset acquisition, together with continued strong organic revenue such as achieved in this quarter, to represent an important inflection point in our revenue growth rate, which we anticipate will have a one-time annual impact of 40%, with an even more significant impact on earnings, where we expect EBITDA to increase by approximately 75%, once operations have been fully integrated in 2024. In addition, it enables us to achieve our objective to better leverage our existing infrastructure, sustain our attractive margins, and be accretive to our earnings in 2024.”

Askarpour continued, “Core operations were also strong in the quarter, with 15% organic top line growth and a significant increase in gross profits. This profitability supports our long- term vision that the industry is headed toward more autonomous flight, which requires technology to reduce pilot workload while improving safety. We have undertaken a meaningful increase in our research and development budget to develop new technologies that will be responsive to the evolving market, and we are doing so while still delivering attractive returns for our shareholders. We are excited by the successes we’ve achieved so far this year – growing organically, completing an accretive licenses and asset acquisition, investing for the future – while continuing to generate strong earnings and cash flow.”

The Company had $2.6 million of cash on hand as of June 30, 2023, after utilizing the majority of its existing cash for the exclusive license and asset acquisition of the Honeywell product lines. Over the first nine months of the year, the company generated $6.4 million of cash flow from operations. In the fiscal third quarter, to further strengthen its financial position and provide additional liquidity, the Company secured a $20 million term loan. IS&S was able to maintain a strong financial condition with sufficient cash on hand to run the operations of the business with ample liquidity, with access to an increased borrowing capacity.

New orders in the third quarter of fiscal 2023 were approximately $6.9 million, and backlog as of June 30, 2023 was $13.8 million, compared to backlog of $12.6 million as of June 30, 2022. Only purchase orders in hand are included in our sales backlog, which primarily consist of orders from our OEM customers that have long-term programs-- Pilatus PC-24, Textron King Air, Boeing T-7 Red Hawk and the Boeing KC-46A. IS&S expects these programs to remain in production for approximately a decade and anticipates that they will continue to add to the total backlog.

Conference Call

The Company will be hosting a conference call on Thursday, August 10, 2023 at 10:00 AM ET to discuss these results and the Company’s business outlook and product development. Please use the following dial- in number to register your name and company affiliation for the conference call: 877-451-6152 and ask to join the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

In addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements about future revenue, financial performance and profitability, future business opportunities, and the impact of licenses, including the Honeywell license. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the Company’s ability to efficiently integrate licensed product lines, including the Honeywell asset licensed products, into its operations; a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the economic and business environments in which the Company operates. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions & Support, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net Sales:
Product	$7,893,624	$6,935,976	$21,383,435	$20,279,371
Engineering development contracts	65,583		432,482	198,203
Returns and allowances	-	-	-	-
Total net sales	7,959,208	6,935,976	21,815,917	20,477,574

Cost of sales:
Product	3,202,870	2,879,462	8,538,219	8,253,982
Engineering development contracts	21,692		79,098	16,748
Total cost of sales	3,224,562	2,879,462	8,617,317	8,270,729

Gross profit	4,734,645	4,056,514	13,198,600	12,206,845

Operating expenses:
Research and development	851,296	676,381	2,387,939	2,062,937
Selling, general and administrative	2,395,714	1,694,233	7,104,212	5,226,015
Total operating expenses	3,247,010	2,370,614	9,492,151	7,288,952

Operating income	1,487,635	1,685,900	3,706,449	4,917,893

Interest income	185,651	10,429	432,495	10,871
Interest (expense)
Other income	90,050	21,608	131,504	49,401
Income before income taxes	1,763,337	1,717,937	4,270,448	4,978,165

Income tax expense	339,958	358,763	877,315	1,056,363

Net income	$1,423,379	$1,359,174	$3,393,133	$3,921,802

Net income per common share:
Basic	$0.08	$0.08	$0.20	$0.23
Diluted	$0.08	$0.08	$0.20	$0.23

Cash dividends per share:	$-	$-	$-	$-

Weighted average shares outstanding:
Basic	17,383,815	17,261,349	17,383,815	17,261,349
Diluted	17,383,815	17,261,349	17,383,815	17,261,349

Innovative Solutions and Support, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended June 30, 2023
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,423,379	$1,359,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,503	90,028
Share-based compensation expense
Stock options	110,029	45,089
Stock awards	104,054	13,331
Loss on disposal of property and equipment		357
Impairment of long-lived aassets	44,400
Deferred income taxes	(50,851)	258,596
(Increase) decrease in:
Accounts receivable	(1,977,368)	1,052,330
Unbilled Receivables	(89,420)
Inventories	157,223	(120,920)
Prepaid expenses and other current assets	5,513	114,298
Other non-current assets	2,601
Income taxes receivable	-	-
Increase (decrease) in:
Accounts payable	(732,085)	7,788
Accrued expenses	(118,189)	290,153
Income taxes payable	(152,191)	(179,833)
Contract liability	(88,778)	52,388
Net cash provided by operating activities	(1,274,181)	2,982,779

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(84,933)	(76,872)
Proceeds from the sale of property and equipment		-
Acquisition of a business	(35,860,000)
Net cash used in investing activities	(35,944,933)	(76,872)

CASH FLOWS FROM FINANCING ACTIVITIES:	-	17,154
Proceeds from exercise of stock options		-
Debt proceeds	20,000,000
Net cash provided by financing activities	20,000,000	17,154

Net increase in cash and cash equivalents	(17,219,114)	2,923,061
Cash and cash equivalents, beginning of quarter	19,791,346	11,618,840

Cash and cash equivalents, end of quarter	$2,572,233	$14,541,901